1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Columbia Long-Term Acute Care Hospital in Missouri

COLUMBIA, Mo. (Feb. 3, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired Columbia Long-Term Acute Care Hospital, a single-story, 31,000-square-foot, Class A single-tenant medical facility in Columbia, midway between Kansas City and St. Louis. The acquisition closed on Jan. 31.

Located at 604 North Old Highway, Columbia Long-Term Acute Care Hospital is less than one mile from Boone Hospital Center, a 394-bed full service medical facility, and approximately three miles from University of Missouri Women’s and Children’s Hospital, a 189-bed general acute care medical center. Both facilities serve as significant sources of referral patients to Columbia Long-Term Acute Care Hospital.

Built in 2009, Columbia Long-Term Acute Care Hospital is leased by Landmark Holdings of Missouri, LLC, which signed a long-term lease through January 2026. The Columbia facility is the fourth and final piece of a $42 million, four-property portfolio of regional long-term acute care hospitals acquired by Grubb & Ellis Healthcare REIT II. Similar facilities in Cape Girardeau and Joplin, as well as one in Athens, Ga., were acquired by the REIT in 2010.

“Long-term acute care hospitals such as the four we’ve acquired in Missouri and Georgia are exceptional additions to Grubb & Ellis Healthcare REIT II,” said Danny Prosky, president and chief operating officer of the REIT. “They each enjoy very limited competition, have strong relationships with major healthcare systems, and provide stable long-term income that is immediately accretive and supportive of our investor distributions.”

Creative Health Capital, LLC represented the seller, White Oaks Real Estate Investments, LLC, an unaffiliated third party, in the transaction. Grubb & Ellis Healthcare REIT II financed the acquisition using cash proceeds received from its offering and $11 million in borrowings under its line of credit with Bank of America, N.A.

As of Jan. 21, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 16,289,692 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $162,515,000 through its initial public offering, which began at the end of the third quarter of 2009.

To date, the REIT has made 14 geographically diverse acquisitions comprised of 26 buildings valued at approximately $206 million, based on purchase price.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), mutual funds, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the success of Columbia Long-Term Acute Care Hospital, its stable income, whether such stable income is accretive and supportive of our investor distribution and whether its proximity to Boone Hospital Center and University of Missouri Women’s and Children’s Hospital is beneficial. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of Columbia Long-Term Acute Care Hospital and its tenant; uncertainties relating to the financial strength of Columbia Long-Term Acute Care Hospital, Boone Hospital Center, University of Missouri Women’s and Children’s Hospital and the local economy of the city of Columbia; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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